Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Regions Financial:	AmSouth Bank:
Media Relations:	Media Relations:
Sonya L. Smith, 205-244-2859	Rick Swagler, (205) 801-0105
Sonya.smith@regions.com	rick.swagler@amsouth.com
or	or
Investor Relations:	Investor Relations:
Jenifer G. Kimbrough, 205-244-2823	List Underwood, (205) 801-0265
jenifer.kimbrough@regions.com	lunderwo@amsouth.com
Regions Financial Corp. and AmSouth Bancorporation to Merge
BIRMINGHAM, Ala., May 25, 2006 –
•	Creates top 10 U.S. bank holding company headquartered in Birmingham, Ala.

•	Superior customer service provided through expanded distribution network and product offerings

•	Strengthens presence in its core markets

•	Combination enhances revenue composition, growth prospects and capital efficiency

•	Potential earnings per share accretion and value enhancement for all shareholders
     Regions Financial Corp. (NYSE: RF) and AmSouth Bancorporation (NYSE: ASO) announced today that they have agreed to merge, forming one of the top 10 bank holding companies in the United States. The new company will have almost $140 billion in assets, hold nearly $100 billion in deposits and operate 2,000 branches in 16 states across the South, Midwest and Texas. Combined, the two companies employ 37,000 people. The Regions name will be retained.
     Jackson W. Moore, 57, chairman, president and chief executive officer of Regions, will be chairman of the combined company. C. Dowd Ritter, 58, chairman, president and chief executive officer of AmSouth, will be the president and chief executive officer of Regions.
     The combined company will have leading positions in some of the fastest growing markets in the United States as well as a broad, balanced mix of businesses including retail and commercial banking, trust and asset management, securities brokerage, mortgage and insurance services.
     “AmSouth shares Regions’ passion for delivering superior customer service, and the combined company will be in an excellent position to raise service standards,” said Moore. “Our companies have similar goals, shared values and solid experience in putting organizations together. We will take a deliberate, methodical approach to integrating our companies, making certain that customers continue to receive high quality service.
     “I am confident the new Regions will emerge as the leading regional financial services provider, delivering superior shareholder returns on a consistent basis.”
     “Combining AmSouth and Regions creates a company with market-leading positions in some of the best markets in the country,” said Ritter.
     “These companies complement each other in many ways, and together, led by one of the strongest management teams in the business, we will have an even greater ability to deliver superior service to our customers. All of that translates to a greater opportunity for increased shareholder value. The appeal of this combination by every measure – strategically, financially or operationally – is extraordinary.”
     The agreement provides for a stock-for-stock merger in which 0.7974 shares of Regions will be exchanged, on a tax-free basis, for each share of AmSouth common stock. Based upon closing stock prices of both companies on May 24, 2006, the proforma combined market capitalization of the new institution would be approximately $26 billion.
     As part of the transaction, it currently is expected that the new company will initially pay a dividend of 35 cents per share per quarter, which is the current Regions quarterly dividend rate and represents an increase of approximately 7 percent for AmSouth shareholders. All dividends are subject to applicable law and the discretion of the applicable company’s board of directors.
     The boards of directors of Regions and AmSouth will be combined to form a consolidated board of directors that will leverage the expertise and talent of both companies. Regions and AmSouth also have designated other key members of the new company’s senior management team. Reporting to Moore will be R. Alan Deer, general counsel and corporate secretary and Allen B. Morgan Jr., chairman of Morgan Keegan and head of financial services, which includes Regions Insurance Group. Reporting to Ritter will be O.B. Grayson Hall Jr., head of business lines; Richard D. Horsley, head of transaction and integration; D. Bryan Jordan, chief financial officer; Samuel E. Upchurch Jr., head of the general bank; and William C. Wells II, chief risk officer.
     Reporting to Horsley will be David B. Edmonds, head of human resources and David C. Gordon, head of operations and technology. Reporting to Morgan will be G. Douglas Edwards, president and CEO of Morgan Keegan & Company Inc.
     The combined company expects to realize cost savings of $400 million pre-tax. Approximately $150 million of this benefit is expected to be realized in 2007, and the full run rate of cost savings is expected to be achieved by spring 2008. The expected annual cost savings represent approximately 10 percent of the combined operating expense base. The combined company expects to incur restructuring costs of approximately $700 million pre-tax.
     In connection with the merger agreement, the companies entered into customary reciprocal 19.9 percent stock option agreements.
     Please see attached “fact sheet” for additional details about the merger.
     Advisors to Regions included Merrill Lynch, Morgan Keegan and Wachtell, Lipton, Rosen & Katz. Advisors to AmSouth were Goldman Sachs and Sullivan & Cromwell.
About Regions Financial Corporation
     Regions Financial Corporation (NYSE: RF), headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions had $84.6 billion in assets as of March 31, 2006, making it one of the nation’s top 15 banks. Regions’ banking subsidiary, Regions Bank, operates some 1,300 offices and a 1,600-ATM network across a 16-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions, which is a member of both the Forbes and Fortune 500, can be found at www.regions.com.
About AmSouth
     AmSouth is a regional bank holding company with $53 billion in assets, more than 680 branch banking offices and 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.
Investment Community Conference Call Today (Thursday), 10 a.m. EDT, 9 a.m. CDT
     Regions and AmSouth will hold an informational call for the investment community today at 10 a.m. EDT (9 a.m. CDT). Telephone access to the call may be obtained by dialing 1-866-510-0712 for U.S. callers and 1-617-597-5380 for international callers with access code 92993762 by 9:50 a.m. EDT (8:50 a.m. CDT). Internet access to the call and to supporting materials will be made available through the Investor Relations section of each companies’ Web site at www.regions.com or www.amsouth.com.
     Both Internet and telephone replay of the call will be available from 11 a.m. EDT (10 a.m. CDT) Thursday until 12 noon EDT (11 a.m. CDT) on June 30, 2006. The Internet replay may be accessed through the Investor Relations section of each companies’ Web site at www.regions.com or www.amsouth.com. The telephone replay will be available to U.S. callers at 1-888-286-8010 and to international callers at 1-617-801-6888. The access code for both will be 83718938.
     Press Conference Call Today (Thursday) Morning, 11:30 a.m. – Noon EDT, 10:30 a.m. – 11a.m. CDT
     Regions and AmSouth will hold a press conference call for the media today from 11:30 a.m. – Noon EDT (10:30 a.m. – 11a.m. CDT). Telephone access to the call may be obtained by dialing 1-800-573-4842 for U.S. callers and 1-617-224-4327 for international callers with access code 11117454 by 11:20 a.m. EDT (10:20 a.m. CDT).
Video News Release
     The video news release with B-roll footage of Jackson W. Moore, Regions chairman, president and chief executive officer and C. Dowd Ritter, AmSouth chairman, president and chief executive officer can be downlinked from the following coordinates via satellite: Galaxy 3C(95 degrees West), TR C21 (analog), DL freq. 4120 horizontal from 8 a.m. — 8:30 a.m. EDT (7 a.m. – 7:30 a.m. CDT) and again from 11a.m.- 11:30 a.m. EDT (10 a.m. – 10:30 a.m. CDT). (Technical information during feed only 205-329-0185.)
Regions And AmSouth: The Merger at a Glance
•	Merging Regions and AmSouth creates a top 10 bank holding company and provides scale, breadth and diversification that will enhance shareholder value.

•	This strategic combination will provide long-term benefits for shareholders by creating a Southeast-based banking powerhouse with a broad and balanced mix of business for sustained growth.

•	The merger benefits our 5 million households by providing a broader range of products and services and the opportunity to bank at any of 2,000 branches and 2,800 ATMs in 16 states.
Deal Terms:

Name:	Regions Financial Corporation
Headquarters:	Birmingham, Ala.
Chairman:	Jackson W. Moore
CEO:	C. Dowd Ritter
Exchange ratio:	0.7974 Regions shares for each 1.0 AmSouth share
Anticipated closing:	Fourth quarter 2006

			Combined
	Regions	AmSouth	Company
Total assets[1]	$84.6 billion	$52.9 billion	$137.5 billion
Annual revenue (FTE basis) [2]	$4.7 billion	$2.5 billion	$7.2 billion
Market capitalization[3]	$16 billion	$10 billion	$26 billion
Households	3 million	2 million	5 million
FTE employees[1]	24,928	11,690	36,618
Deposits[1]	$60.5 billion	$37.1 billion	$97.6 billion
Loans[1]	$58.5 billion	$36.7 billion	$95.2 billion
Full service offices[1]	1,312	644	1,956
ATMs[1]	1,586	1,228	2,814
Financial advisors[1]	1,070	270	1,340
Notes:
1 As of 3/31/06
2 FYE 12/31/05
3 Based on 5/24/06 closing stock prices
Combined numbers do not take into account planned divestitures or purchase accounting
Key businesses:
Retail banking, Commercial banking, Trust, Private banking, Asset management, Brokerage, Investment banking, Mortgage and Insurance.
Forward Looking Statements
     This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Act of 1995. These include statements as to the benefits of the proposed merger between Regions Financial and AmSouth (the “Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the Merger and any other statements regarding future results or expectations. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Regions and AmSouth caution readers that results and events subject to forward-looking statements could differ materially due to the following factors, among others: the risk that the businesses of Regions Financial and/or AmSouth in connection with the Merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to obtain required governmental and stockholder approvals, and the ability to complete the merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of Regions and AmSouth to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans; the effects of changes in interest rates and other risks and factors identified in each company’s filings with the Securities and Exchange Commission (the “SEC”). Regions Financial and AmSouth do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this news release.
Additional Information
     The proposed Merger will be submitted to Regions Financial’s and AmSouth’s stockholders for their consideration. Regions Financial will file a registration statement, which will include a joint proxy statement/prospectus to be sent to each company’s stockholders, and each of Regions Financial and AmSouth may file other relevant documents concerning the proposed Merger with the SEC. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed Merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Regions Financial and AmSouth, at the SEC’s Web site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing Regions Financial’s website (http://www.Regions.com) under the tab “Investor Relations” and then under the heading “SEC Filings”, or by accessing AmSouth’s Web site (http://www.amsouth.com) under the tab “About AmSouth,” then under the tab “Investor Relations” and then under the heading “SEC Filings.”
Regions Financial and AmSouth and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Regions Financial and/or AmSouth in connection with the proposed Merger. Information about the directors and executive officers of Regions Financial is set forth in the proxy statement for Regions Financial’s 2006 annual meeting of stockholders, as filed with the SEC on April 5, 2006. Information about the directors and executive officers of AmSouth is set forth in the proxy statement for AmSouth’s 2006 annual meeting of stockholders, as filed with the SEC on March 16, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described above.